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Exhibit 99.1

Press Release For Immediate Release

Beazer Homes Completes Redemption of $100 Million Senior Notes;
Anticipates Charge Related to Retirement

Atlanta, Georgia, June 24, 2003—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that it has completed the previously announced redemption of all of its $100 million 8.875% Senior Notes due 2008 (the "2008 Notes") at 104.438% of the principal amount, plus accrued interest. During the quarter ending June 30, 2003, the Company expects to record a pre-tax charge of approximately $7.6 million (approximately $0.34 per share, after tax) related to the redemption of the 2008 Notes and the refinancing of its existing term loan, which increased the principal amount of the term loan from $100 million to $200 million and extended the maturity from December 2004 to June 2007. The refinancing of the 2008 Notes reduces the Company's borrowing costs by approximately $6 million per year, based upon current borrowing rates under its new term loan.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination, title and insurance services to its homebuyers.

Contact:	David S. Weiss Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com
Note:
Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report for the year ended September 30, 2002.

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Beazer Homes Completes Redemption of $100 Million Senior Notes; Anticipates Charge Related to Retirement